As filed with the Securities and Exchange Commission on May 3, 2005
Registration No. 333-121938

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

to

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EpiCept Corporation

(Exact name of Registrant as specified in its charter)

Delaware	2834	52-1841431
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

270 Sylvan Avenue

Englewood Cliffs, NJ 07632
(201) 894-8980
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

John V. Talley

Chief Executive Officer
EpiCept Corporation
270 Sylvan Avenue
Englewood Cliffs, NJ 07632
(201) 894-8980
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Alexander D. Lynch, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000	Danielle Carbone, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 (212) 848-4000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.     ☐

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and The Nasdaq National Market listing fee.

SEC Registration Fee	$8,827.50
NASD Filing Fee	9,145.00
Nasdaq National Market Listing Fee	130,000.00
Printing costs	400,000.00
Legal fees and expenses	800,000.00
Accounting fees and expenses	750,000.00
Blue Sky fees and expenses	2,000.00
Transfer Agent and Registrar fees	5,000.00
Miscellaneous	18,027.50

Total	$2,123,000.00

Item 14.	Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of officers and directors of the Company under certain conditions and subject to certain limitations. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.

      Article 6, Section 1, of the Registrant’s Amended and Restated Certificate of Incorporation provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the Registrant’s request as a director or officer of another corporation) shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the relevant section of the Delaware General Corporation Law.

      As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors’ fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omission not in good faith or involving international misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of Stock repurchases or redemptions that are unlawful under Section 174 of the Delaware General Corporation Law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

      The Registrant intends to enter into indemnification agreements with each of its directors and executive officers and to purchase directors’ and officers’ liability insurance. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, an individual will receive indemnification for expenses, judgments, fines and amounts paid in settlement if he or she is found to have acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding anything to the contrary in the indemnification agreement, the Registrant shall not indemnify any such director or executive officer seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by such person unless the initiation thereof was authorized in the specific case by the Board of Directors of the Registrant. The indemnification agreements provide for the Registrant to advance to the individual any and all expenses (including attorneys’ fees) incurred in defending any proceeding in advance of the final disposition thereof. In order to receive an advance of expenses, the individual must submit to the Registrant copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

      In addition to the foregoing, the Underwriting Agreement contains certain provisions by which the Underwriters have agreed to indemnify the Registrant, each person, if any, who controls the Registrant within the meaning of Section 15 of the Securities Act, each director of the Registrant, each officer of the Registrant who signs the Registration Statement, with respect to information furnished in writing by or on behalf of the Underwriters for use in the Registration Statement.

      At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

Item 15.	Recent Sales of Unregistered Securities.

      Since December 31, 2000, we have sold and issued the following securities:

Preferred Stock and Debt Financings

      (1) In 2002, we granted options to Mr. John V. Talley, our President and Chief Executive Officer, and Mr. Scott Kozak, our Vice President, Business Development, and current directors Afting, Caspritz, Ponschab and Spickshen along with former directors Mr. Mark Clement and Mr. Erik Hornnaess, to purchase an aggregate of 141,666 shares of our common stock under our 1995 Stock Option Plan at a weighted average exercise price of $1.20 per share.

      (2) In November 2002, we entered into a convertible bridge loan arrangement in an aggregate amount of up to $5,000,000. The lenders under that convertible bridge loan arrangement included Mr. John V. Talley, our President and Chief Executive Officer, and certain holders of our preferred stock, including TVM IV GmbH & Co. KG, Private Equity US Direct Finance (which thereafter transferred its notes to Private Equity Direct Finance), The Merlin Biosciences Fund L.P., The Merlin Biosciences Fund GbR and Gold-Zack Partners I B.V (collectively, the “2002 Bridge Investors”). At December 31, 2003, we had received $4,850,000. The loan bears interest at 8% per annum and matures on October 30, 2006. The loan is convertible into the next round of preferred stock, and also has provisions for optional conversion preferred stock or common stock. Such conversion shall occur at the lowest price per share paid by any purchaser in the qualifying financing of the next round of preferred stock, or at anti-dilutive conversion rates for optional conversion preferred stock or common stock based upon the results of certain milestones.

      (3) In connection with the issuance of the convertible bridge loan, in November 2002, we also issued warrants to the 2002 Bridge Investors to purchase 6,062,500 shares of common stock entitling the 2002 Bridge Investors, subject to adjustments as defined, to purchase a number of shares equal to 50% of the greatest principal amount that has been outstanding under such holder’s note divided by the applicable exercise price as described in the agreement. The warrants are convertible into the next round of preferred stock, optional conversion preferred stock or common stock. The warrants are exercisable at any time through November 2012 and possess certain anti-dilutive rights as defined in the agreement.

      (4) In 2003, we granted options to current directors Afting, Caspritz, Docherty, Ponschab and Spickschen and former director Hornnaess to purchase an aggregate of 11,250 shares of our common stock under our 1995 Stock Option Plan at a weighted average exercise price of $2.00 per share.

      (5) In March 2005, we completed the private placement of $4.0 million aggregate principal amount of our senior notes due 2006. The purchasers of our senior notes included Sanders Opportunity Fund, L.P. and Sanders Opportunity Fund (Institutional), L.P. (collectively, the “Sanders Investors”) and certain holders of our preferred stock, including TVM Techno Venture Management (“TVM”), Private Equity Direct Finance and Merlin General Partner II Limited (collectively with the Sanders Investors, the “2005 Investors”). The Sanders Investors are “accredited investors” as that term is defined in Regulation D of the Securities Act. TVM is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act. Both Private Equity Direct Finance and Merlin General Partner II Limited are non-U.S. Persons within the meaning of Regulation S under the Securities Act and sales to them were made in accordance with Regulation S and the rules thereunder. The notes bear interest at 8% per annum and mature on October 30, 2006. In the event this initial public offering is not completed, the notes are convertible at the option of the holder into the next round of preferred stock. Such conversion shall occur at the lowest price per share paid by any purchaser in the qualifying financing of the next round of preferred stock.

      (6) In connection with the issuance of the senior notes due 2006, in March 2005, we also issued warrants to the 2005 Investors to purchase common stock or next round preferred stock, entitling the 2005 Investors, subject to adjustments as defined, to purchase a number of shares of common stock equal to 35% of the original principal amount of the senior notes divided by the applicable public offering price as defined in the warrant. The warrants are convertible, under certain specified circumstances, for common stock or the next round of preferred stock. The warrants are exercisable at any time through March 3, 2008 and possess certain anti-dilutive rights as set forth in the warrant.

      The sales of the above securities were deemed to be exempt from registration in reliance on Section 4(2) of the Securities Act or Regulation D or Regulation S promulgated thereunder as transactions by an issuer not involving any public offering. All recipients were either accredited, sophisticated investors or non-U.S. persons, as those terms are defined in the Securities Act and the regulations promulgated thereunder. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Stock Options and Stock Purchase Rights

      (1) During 2002, we granted options to employees to purchase an aggregate of 20,000 shares of our common stock under our 1995 Stock Option Plan at a weighted average exercise price of $1.56 per share. In 2002, 7,147 stock options were exercised.

      The sales of the above securities were deemed to be exempt from registration in reliance on Rule 701 promulgated under Section 3(b) under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation.

Item 16.	Exhibits and Financial Statement Schedules

Exhibit
Number		Description

†1.1		Form of Underwriting Agreement.
†3.1		Amended and Restated Certificate of Incorporation of the Registrant.
†3.2		Form of Certificate of Incorporation of the Registrant to be in effect after the closing of the offering made under this Registration Statement.
†3.3		Second Amended and Restated Bylaws of the Registrant.
†3.4		Form of Bylaws of the Registrant to be in effect after the closing of the offering made under this Registration Statement.
†4.1		Specimen Common Stock Certificate.
†4.2		First Amendment to the Amended and Restated Registration Rights Agreement, dated as of December 28, 2000, among the Series A Investors, the Series B Investors, the Series C Investors, the Founders and the Registrant.
†4.3		Form of Third Amended and Restated Convertible Term Note.
†4.4		Form of Third Amended and Restated Stock Purchase Warrant.
†4.5		Warrant for the purchase of Series C Convertible Preferred Stock, dated November 30, 2000, issued by EpiCept Corporation to Private Equity US Direct Finance.
†4.6		Warrant for the purchase of Series B Convertible Preferred Stock, dated August 14, 2000, issued by EpiCept Corporation to Alpinvest International B.V.
†4.7		Warrant for the purchase of Series B Convertible Preferred Stock, dated August 9, 2000, issued by EpiCept Corporation to TVM Techno Ventures Enterprises No. III Limited Partnership.
†5.1		Opinion of Weil, Gotshal & Manges LLP.
†10.1		Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.
†10.2		1995 Stock Option Plan.
†10.3		2005 Equity Incentive Plan.
†10.4		2005 Employee Stock Purchase Plan.
†10.5		Employment Agreement, dated as of October 28, 2004, between the Registrant and John V. Talley.
†10.6		Employment Agreement, dated as of October 28, 2004, between the Registrant and Robert Cook.
†10.7(	1)	License Agreement, dated as of July 23, 2003, between Adolor Corporation and the Registrant.
†10.8		Amendment No. 1 to License Agreement, dated as of October 21, 2004, between Adolor Corporation and the Registrant.
10.9(	1)	License Agreement, dated as of December 18, 2003, between Endo Pharmaceuticals Inc. and the Registrant.
10.10	(1)	Royalty Agreement, dated as of July 16, 2003, between the Registrant and R. Douglas Cassel, M.D.
10.11	(1)	Sublicense Agreement, dated as of August 27, 1999, between Epitome Pharmaceuticals Limited and American Pharmed Labs, Inc.
†10.12		Lease Agreement between Connecticut General Life Insurance Company, as Landlord, and American Pharmed Labs, Inc., as Tenant, dated July 31, 1997.
†10.13		Cooperation Agreement between APL American Pharmed Labs, Inc. and Technologie-Beteiligungs-Gesellschaft mbH, dated August 1997.
†10.14		Investment Agreement between Pharmed Labs GmbH and Technologie-Beteiligungs-Gesellschaft mbH, dated August 1997.
†10.15		Investment Agreement among Pharmed Labs GmbH, American Pharmed Labs, Inc. and Technologie-Beteiligungs-Gesellschaft mbH, dated February 17, 1998.

Exhibit
Number	Description

†10.16	Letter Agreement, dated March 31, 1998, between Pharmed Labs GmbH and IKB Nachrangkapital GmbH.
†10.17	Limited Guaranty, dated April 27, 1998, by American Pharmed Labs, Inc. for the benefit of IKB Nachrangkaptial GmbH.
†10.18	Note Purchase Agreement (the “Note Purchase Agreement”), dated as of March 3, 2005, by and among EpiCept Corporation and the Purchasers named on the signature pages thereto.
†10.19	Form of Note issued pursuant to the Note Purchase Agreement.
†10.20	Form of Warrant issued pursuant to the Note Purchase Agreement.
†10.21	Second Amended and Restated Registration Rights Agreement, dated as of March 4, 2005, among the Series A Investors, the Series B Investors, the Series C Investors, the Founders, the New Warrant Holders and the Registrant.
†10.22	First Exchange Option Agreement, dated as of December 31, 1997, by and between American Pharmed Labs, Inc. and tbg Technologie-Beteiligungs-Gesellschaft mbg der Deutschen Ausgleichsbank.
†10.23	Second Exchange Option Agreement, dated as of February 17, 1998, by and between American Pharmed Labs, Inc. and tbg Technologie-Beteiligungs-Gesellschaft mbh der Deutschen Ausgleichsbank.
†11.1	Statement Regarding Computation of Per Share Earnings (incorporated by reference to the Notes to Consolidated Financial Statements included in Part I of this Registration Statement).
†16.1	Letter Regarding Change in Certifying Accountant.
†21.1	List of Subsidiaries.
†23.1	Consent of Deloitte & Touche LLP.
†23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).
†24.1	Power of Attorney.

†	Previously filed.

(1)	Pursuant to a request for confidential treatment, portions of the Exhibit have been redacted from the publicly filed document and have been furnished separately to the SEC as required by Rule 406 under the Securities Act.

      (b) Financial Statement Schedules

      Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings.

      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 6 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood Cliffs, state of New Jersey, on May 3, 2005.

EPICEPT CORPORATION

By:	*

John V. Talley
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* John V. Talley	Director, President and Chief Executive Officer (Principal Executive Officer)	May 3, 2005

/s/ ROBERT W. COOK Robert W. Cook	Chief Financial Officer (Principal Financial and Accounting Officer)	May 3, 2005

* Robert G. Savage	Director	May 3, 2005

* Gert Caspritz	Director	May 3, 2005

* Ernst-Günter Afting	Director	May 3, 2005

* Mark Docherty	Director	May 3, 2005

* Reiner Ponschab	Director	May 3, 2005

* Thorlef Spickschen	Director	May 3, 2005

* Guy C. Jackson	Director	May 3, 2005

/s/ ROBERT W. COOK Robert W. Cook	Attorney-in-Fact	May 3, 2005

EXHIBIT INDEX

Exhibit
Number		Description

†1.1		Form of Underwriting Agreement.
†3.1		Amended and Restated Certificate of Incorporation of the Registrant.
†3.2		Form of Certificate of Incorporation of the Registrant to be in effect after the closing of the offering made under this Registration Statement.
†3.3		Second Amended and Restated Bylaws of the Registrant.
†3.4		Form of Bylaws of the Registrant to be in effect after the closing of the offering made under this Registration Statement.
†4.1		Specimen Common Stock Certificate.
†4.2		First Amendment to the Amended and Restated Registration Rights Agreement, dated as of December 28, 2000, among the Series A Investors, the Series B Investors, the Series C Investors, the Founders and the Registrant.
†4.3		Form of Third Amended and Restated Convertible Term Note.
†4.4		Form of Third Amended and Restated Stock Purchase Warrant.
†4.5		Warrant for the purchase of Series C Convertible Preferred Stock, dated November 30, 2000, issued by EpiCept Corporation to Private Equity US Direct Finance.
†4.6		Warrant for the purchase of Series B Convertible Preferred Stock, dated August 14, 2000, issued by EpiCept Corporation to Alpinvest International B.V.
†4.7		Warrant for the purchase of Series B Convertible Preferred Stock, dated August 9, 2000, issued by EpiCept Corporation to TVM Techno Ventures Enterprises No. III Limited Partnership.
†5.1		Opinion of Weil, Gotshal & Manges LLP.
†10.1		Form of Indemnification Agreement between Registrant and each of its directors and executive officers.
†10.2		1995 Stock Option Plan.
†10.3		2005 Equity Incentive Plan.
†10.4		2005 Employee Stock Purchase Plan.
†10.5		Employment Agreement, dated as of October 28, 2004, between the Registrant and John V. Talley.
†10.6		Employment Agreement, dated as of October 28, 2004, between the Registrant and Robert Cook.
†10.7(	1)	License Agreement, dated as of July 23, 2003, between Adolor Corporation and the Registrant.
†10.8		Amendment No. 1 to License Agreement, dated as of October 21, 2004, between Adolor Corporation and the Registrant.
10.9(	1)	License Agreement, dated as of December 18, 2003, between Endo Pharmaceuticals Inc. and the Registrant.
10.10	(1)	Royalty Agreement, dated as of July 16, 2003, between the Registrant and R. Douglas Cassel, M.D.
10.11	(1)	Sublicense Agreement, dated as of August 27, 1999, between Epitome Pharmaceuticals Limited and American Pharmed Labs, Inc.
†10.12		Lease Agreement between Connecticut General Life Insurance Company, as Landlord, and American Pharmed Labs, Inc., as Tenant, dated July 31, 1997.
†10.13		Cooperation Agreement between APL American Pharmed Labs, Inc. and Technologie-Beteiligungs-Gesellschaft mbH, dated August 1997.
†10.14		Investment Agreement between Pharmed Labs GmbH and Technologie-Beteiligungs-Gesellschaft mbH, dated August 1997.
†10.15		Investment Agreement among Pharmed Labs GmbH, American Pharmed Labs, Inc. and Technologie-Beteiligungs-Gesellschaft mbH, dated February 17, 1998.

Exhibit
Number	Description

†10.16	Letter Agreement, dated March 31, 1998, between Pharmed Labs GmbH and IKB Nachrangkapital GmbH.
†10.17	Limited Guaranty, dated April 27, 1998, by American Pharmed Labs, Inc. for the benefit of IKB Nachrangkaptial GmbH.
†10.18	Note Purchase Agreement (the “Note Purchase Agreement”), dated as of March 3, 2005, by and among EpiCept Corporation and the Purchasers named on the signature pages thereto.
†10.19	Form of Note issued pursuant to the Note Purchase Agreement.
†10.20	Form of Warrant issued pursuant to the Note Purchase Agreement.
†10.21	Second Amended and Restated Registration Rights Agreement, dated as of March 4, 2005, among the Series A Investors, the Series B Investors, the Series C Investors, the Founders, the New Warrant Holders and the Registrant.
†10.22	First Exchange Option Agreement, dated as of December 31, 1997, by and between American Pharmed Labs, Inc. and tbg Technologie-Beteiligungs-Gesellschaft mbg der Deutschen Ausgleichsbank.
†10.23	Second Exchange Option Agreement, dated as of February 17, 1998, by and between American Pharmed Labs, Inc. and tbg Technologie-Beteiligungs-Gesellschaft mbh der Deutschen Ausgleichsbank.
†11.1	Statement Regarding Computation of Per Share Earnings (incorporated by reference to the Notes to Consolidated Financial Statements included in Part I of this Registration Statement).
†16.1	Letter Regarding Change in Certifying Accountant.
†21.1	List of Subsidiaries.
†23.1	Consent of Deloitte & Touche LLP.
†23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).
†24.1	Power of Attorney.

†	Previously filed.

(1)	Pursuant to a request for confidential treatment, portions of the Exhibit have been redacted from the publicly filed document and have been furnished separately to the SEC as required by Rule 406 under the Securities Act.